EXHIBIT 22

TRANS WORLD ENTERTAINMENT CORPORATION

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

Name of Significant
Subsidiary	State of Incorporation	Subsidiary Trade Names

Media Logic USA, LLC.	New York	Media Logic USA, LLC

Record Town, Inc.	New York	Record Town, Inc.
Waxie Maxie
Planet Music
Camelot Music
The Wall
CD World
Disc Jockey
F.Y.E. Games
Harmony House
Streetside Records
Specs
fye.com
coconuts.com
wherehouse.com
secondspin.com
F.Y.E. Movies
Second Spin
Wherehouse Music
Strawberries
F.Y.E. (For Your Entertainment)
Coconuts
Saturday Matinee

Record Town USA, LLC	Delaware	Record Town USA, LLC
F.Y.E. (For Your Entertainment)
Coconuts
Saturday Matinee
Strawberries
F.Y.E. Movies
Second Spin
Wherehouse Music

Trans World New York, LLC	New York	Trans World New York, LLC

Trans World Florida, LLC	Florida	Trans World Florida, LLC